RULE 424(b)(3)

                                        REGISTRATION NO. 333-26211




                        PRICING SUPPLEMENT NO. 22

                    TO PROSPECTUS DATED June 27, 1997

                     (As Supplemented June 27,1997)





                 	IBM CREDIT CORPORATION



                            MEDIUM-TERM NOTES

                             (Fixed Rate Note)



                 (Due from 9 months to 30 years from date of issue)





Designation:  Fixed Rate               Original Issue Date:

Medium Term Notes Due                  October 20, 1997

October 20, 1998



Principal Amount:  $50,000,000        Maturity Date:

                                      October 20, 1998



Issue Price (as a percentage of        Regular Record Dates:

Principal Amount):  99.987%            Fifteenth calendar day,
                                       whether or not a
                                       Business Day, prior to
                                       the corresponding
                                       Interest Payment Date.




Interest Rate: 5.85%                   Interest Payment Dates:

                                       Each March 1 and September 1 and at
Redemption Provisions:  None           Maturity commencing March 1, 1998
                                       and ending on the Maturity Date.


Commission or Discount (as             Denominations: $1,000 and
a percentage of Principal              integral multiples  of $1,000
Amount): 0.00%                         in excess thereof.

CUSIP:  449 22L 4S2




Form:[X] Book-Entry

[  ] Certificated

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.





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                                 INTEREST





Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each. If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment.
For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York.
Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.



                              REDEMPTION
                            (NOT APPLICABLE)



                          PLAN OF DISTRIBUTION



The Notes will be sold to Merrill Lynch for resale to one or more investors at a fixed public offering price.
After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:  October 15, 1997











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